Exhibit 99.1

Plans to Construct New State-of-the-Art Zinc Plant

We recently announced plans to construct a new zinc facility (the “new zinc facility”) based on state-of-the-art solvent extraction technology. We anticipate that the new zinc facility will significantly reduce our manufacturing costs due to higher zinc recovery, lower energy usage, higher labor productivity and lower maintenance requirements associated with the new technology. In addition, we expect to realize lower operating and logistics costs in our EAF dust recycling plants resulting from the elimination of the need to calcine a portion of our Waelz oxide, also known as crude zinc oxide (“CZO”), before it is fed to the smelter. We expect that the new zinc facility will be capable of producing in excess of 150,000 tons of zinc metal per year and will enable us to convert Waelz oxide derived from EAF dust and other recycled materials into special high grade (“SHG”) zinc of 99.995% purity and other grades that sell at a premium to the PW grade that we currently offer. This will allow us to expand into new markets, including selling to continuous galvanizers, which include some of our EAF dust customers, die casters and LME warehouses, while continuing to serve customers in our existing markets. We believe it will also allow us to recover value from metals such as silver and lead contained in EAF dust. The new zinc facility will replace our older smelter technology and will allow us to significantly reduce emissions of greenhouse gases and particulates into the atmosphere. Total capital expenditures for the construction of the new zinc facility are currently estimated to range from $350.0 million to $375.0 million. Once fully operational, we currently estimate that the new zinc facility will provide us with annual incremental EBITDA of approximately $90.0 million to $110.0 million, the majority of which will not depend on the price of zinc. We currently intend to use the net proceeds of our proposed offering of convertible notes to fund the initial stages of construction of the new zinc facility. Additional financing in the form of the new revolving credit facility discussed below and other financing options may also be pursued to fund the final stages of construction and to provide us with appropriate levels of liquidity. Assuming successful completion of our proposed offering of convertible notes, successful completion of site selection and other negotiations and receipt of necessary permits and approvals, we hope to begin construction before the end of 2011.

New Revolving Credit Facility

We are in discussions to obtain a $60 million, five-year revolving credit facility (the “new revolving credit facility”). We anticipate that the new revolving credit facility will be guaranteed by us and secured by accounts receivable and inventory of our principal operating subsidiary, Horsehead Corporation. We expect to enter into the new revolving credit facility following completion of our proposed offering of convertible notes. However, we cannot assure you that we will enter this facility on these terms or at all.

Cash Position as of June 30, 2011

As of June 30, 2011, we had $153.4 million of cash and cash equivalents (including $23.9 million of restricted cash).